Exhibit 10.1

SEPARATION AGREEMENT

Tom Caputo

[ADDRESS]

Dear Tom:

The purpose of this Separation Agreement (the “Agreement”) is to set forth the terms of your separation of employment from CarGurus, Inc. (“CarGurus” or the “Company”), including the following defined terms:

•
Date of this Agreement: May 30, 2023
•
Separation Date: May 31, 2023, or your last day of employment with the Company if terminated earlier
•
Acceptance Due Date: June 21, 2023
•
Severance Pay:
o
An amount equal to the sum of: (i) $258,750, your current base salary for the nine (9) month period following the Separation Date; and (ii) an additional cash payment of

$27,000.

o
Subject to your completion of the appropriate forms, and subject to all the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), through February 29, 2024 (the Separation Date through this date is the “COBRA subsidy period”), the Company will pay the employer portion of premiums for your participation in the Company’s medical and dental insurance plans through COBRA, to the same extent that such insurance is provided to persons currently employed by the Company. The Company will make these payments to the COBRA administrator each month during the COBRA subsidy period while you remain eligible if you do not become eligible for other benefits through new employment, and you will be required to pay the employee portion of premiums plus a 2% administrative fee, also directly to the Company’s COBRA administrator. If you obtain employment that provides medical and/or dental insurance, you agree to notify the Company, and the Company will no longer be obligated to provide payment for the benefit continuation hereunder. You also have the right to continue insurance coverage after this period, subject to the requirements of COBRA, at your own cost.

1.
Effect of Agreement. This Agreement shall be effective and binding on all parties on the date that you sign and return the Agreement to the Company (the “Acceptance Date”), unless you revoke this Agreement in accordance with its terms during the seven business (7) day period following the Acceptance Date.

2.
Termination of Employment. Your employment with the Company will terminate on the Separation Date. After the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company. On the Separation Date, the Company shall pay your accrued but unpaid base salary and any accrued but unused vacation through the Separation Date.

3.
Severance Pay; Acceleration of Vesting. Provided that you have accepted this Agreement and complied with its terms and conditions and you have not revoked this Agreement, the Company agrees to pay you the Severance Pay. The Severance Pay will be paid in a lump sum as soon as practicable after the later of the Separation Date or the date on which you no longer have any ability to revoke this Agreement in accordance with its terms (the “Effective Date”).

Additionally, provided that you have accepted this Agreement and complied with its terms and conditions and you have not revoked this Agreement, the Company agrees to accelerate the vesting of those restricted stock units (“RSUs”) and those shares subject to the nonqualified stock option (“NQSO”) granted to you during your employment that would have vested during the nine (9) month period following the Separation Date (equal to a total of 63,893 RSUs (the “Accelerated RSUs”) and a total of 4,107 shares subject to the NQSO (the “Accelerated NQSO Shares”)) had your employment continued during that time, as set forth on Exhibit A hereto (the “Acceleration of Vesting”, and together with the Severance Pay, the “Severance Package”). The Acceleration of Vesting will occur on the Effective Date, provided this Agreement has not been revoked in accordance with its terms.

The Company shall issue to you one share of Class A common stock of the Company for each Accelerated RSU, within 30 days following the Effective Date, in accordance with the terms of the applicable Company plan and the applicable RSU agreement. All remaining unvested shall be forfeited as of the Separation Date without any consideration. The NQSO with respect to the Accelerated NQSO Shares shall be exercisable only in accordance with the terms and conditions of the applicable Company plan and the applicable stock option grant agreement, including those provisions regarding the time in which you must exercise vested options, except that, notwithstanding anything to the contrary in such plan or agreement, the Accelerated NQSO Shares subject to the NQSO shall be deemed outstanding following the Separation Date for purposes of the accelerated vesting provisions of this Section 3. For the avoidance of doubt, the vested portion of the NQSO, including the Accelerated NQSO Shares subject to the NQSO, shall remain outstanding until the expiration of the 90-day period following the Separation Date, in accordance with the applicable stock option grant agreement, and shall automatically terminate on the last day of such 90-day period.

The Severance Package is subject to tax withholdings and any other authorized deductions (as applicable).

You acknowledge and agree that the Severance Package is not otherwise due or owing to you under any other agreement, obligation or any Company policy or practice. The Severance Package is not intended to be, and shall not be construed to constitute, a severance plan, and shall confer no benefit on anyone other than the parties specified herein. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) any unpaid regular wages earned through the Separation Date, (iii) any accrued but unused vacation earned through the Separation Date, (iv) any business expenses incurred by you on behalf of the Company for which you submit a timely reimbursement claim in accordance with Company policy on or prior to the Separation Date (which will be paid as soon as practicable thereafter), and (v) any vested amount owing to you pursuant to any 401(k) savings plan of the Company, you are not and shall not in the future be entitled to any other compensation, benefit or reimbursement including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, overtime pay, sabbatical pay, any form of equity, any equity vesting or acceleration, or any other form of compensation or benefit.

If you do not accept and allow this Agreement to become effective, then subject to your completion of the appropriate forms, and subject to all the requirements of COBRA, you will be entitled to continue your participation, if any, in the Company’s medical and dental insurance plans, to the same extent that such insurance is provided to persons then employed by the Company and made available to you prior to the date hereof, in accordance with applicable law, at your own cost. In all cases, the “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date.

4.
Equity Grants. Except for the Acceleration of Vesting that is included with the Severance Package and specified on Exhibit A hereto, if you have received a grant of equity from the Company, you acknowledge and agree that from and after the Separation Date, all vesting of any equity grant under any equity plan (of whatever name or kind, including, without limitation, any stock option plan or plan relating to restricted stock units) that you participated in or were eligible to participate in during your employment with the Company will terminate. If you have received a grant of stock options from the Company, you further acknowledge and agree that you are entitled to exercise only those stock options that have vested as of the Separation Date (including in connection with the Acceleration of Vesting hereunder), and only in accordance with the terms and conditions of the applicable Company plan, including those provisions regarding the time in which you must exercise vested options.

5.
Confidentiality, Acknowledgements and Other Obligations. You and the Company expressly acknowledge and agree to the following:

(i)
You will keep all confidential information and trade secrets of the Company confidential, and not use or disclose any of the same, and you will abide by any and all common law and statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and confidential or proprietary documents and information. In addition, you acknowledge that the Company is providing you with notice of immunity under the Defend Trade Secrets Act of 2016, attached as Exhibit B.

(ii)
Except as may be set forth in this Agreement, you acknowledge that you remain obligated under, and agree that you will comply with, the provisions of any agreement between you and the Company that protects the confidentiality of the Company’s information and imposes certain restrictions and obligations on you after your employment, including on your ability to use or share confidential information, to solicit employees or customers of the Company or to compete with the Company (each such agreement, collectively, the “NDA”), each of which is incorporated herein by reference. You specifically acknowledge and agree that you have received and are now receiving consideration for any restrictive covenants included in the NDA, and you expressly reaffirm these restrictive covenants.

(iii)
You shall keep confidential all information relating to the negotiations associated with this Agreement, and shall not disclose such information to any person or entity (other than an immediate family member, legal counsel or financial advisor, provided that you instruct any such individual to whom disclosure is made about these obligations and such individual agrees to be bound by these confidentiality obligations), except as required by law.

(iv)
From and after the date hereof unless specifically requested by the Company in writing, you will cease using any Company property (including computer equipment) and Company information. Within five (5) business days after request by the Company, you will return to the Company in the manner specified by the Company all Company property and equipment and all Company documents, code, information and data in any form (including financial plans, management reports, customer lists, and other documents and information), in each case without deleting or otherwise damaging or altering the same and without retaining any copies. On or prior to the Separation Date, you will provide the Company with all information necessary to log in to, assume control of, and access any database, system, account or application over which you had control or to which you had access during your employment (including username, password, PIN information and any other access credentials for any devices or accounts). From and after the date hereof unless specifically requested by the Company in writing, you will no longer access any such database, system, account or application.

(v)
You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, and employees) including, but not limited to, any statements that disparage any person, product, service, financial condition, capability or any other aspect of the business of the Company, and you will not engage in any conduct that could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, and employees).

(vi)
Consistent with Company policy, the Company will only provide neutral references (e.g., confirming position, dates of employment and rate of pay) in response to requests for references from prospective employers or others processed through our Company reference check process (all reference requests should be sent to [EMAIL]).

(vii)
You represent to the Company that you have not engaged in any fraudulent or unlawful conduct relating to the Company or your employment, that you have complied with all contractual obligations with the Company, that you have complied with Company policies and procedures, and that you have fully disclosed to the Company all material information relating to the performance of your employment.

6.
Cooperation. Through the Separation Date and thereafter, you will make yourself available to the Company, upon reasonable notice, to assist in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others at the Company and providing assistance in any legal or regulatory investigation, matter or Claim (as defined below).

7.
Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you (on behalf of yourself and your representatives, agents, estate, heirs, attorneys, insurers, spouse, executors, administrators, successors and assigns) are waiving your right to assert any Claim, and you hereby release the Company from any Claim, arising from acts, omissions, facts, or circumstances that occurred on or before the Acceptance Date.

You agree that your waiver and release bars any form of legal claim, lawsuit, charge, complaint or any other form of action against the Company (each, a “Claim”) seeking money or any other form of relief, including equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including back pay, front pay, compensatory damages, overtime pay, emotional distress, punitive damages, attorneys’ fees and any other costs or expenses). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and any other source of law of any state, country and/or locality, including but not limited to the United States, the Commonwealth of Massachusetts, the State of California, the State of Michigan, the state in which you reside, and/or any other state or locality where you worked for the Company (collectively “Laws”).

Without limiting the foregoing waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from:

(i)
Claims under any Law concerning equal pay, civil rights, discrimination, harassment, retaliation and fair employment practices, including the Massachusetts Sexual Harassment Law (M.G.L. c. 214, § 1C), the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A), the Massachusetts Equal Rights Act (M.G.L. c. 93, §§ 102, 103), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as they may have been amended through the Acceptance Date.

(ii)
Claims under any Law relating to wages, hours, overtime, whistleblowing, leaves of absence or any other terms and conditions of employment, including but not limited to the Massachusetts Payment of Wages Law (Mass. Gen. Laws c. 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.) and all other local, state or federal laws, regulations or ordinances relating to personal, sick, medical and/or family leave or benefits, the Sarbanes-Oxley Act (including 18 U.S.C. § 1514A), the Dodd- Frank Act (12 U.S.C. § 5301 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1001 et seq.), the federal Consolidated Omnibus Budget Reconciliation Act and any similar state law, and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each as they may have been amended through the Separation Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws.

(iii)
Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, promissory estoppel, quantum meruit, or any Claim sounding in tort.

(iv)
Claims arising under the Company’s policies, equity plans, and benefit plans.

(v)
Claims arising under any other Law or constitution.

You acknowledge and agree that your receipt of the Severance Package is contingent upon your providing the waivers and releases in this Agreement, and not revoking this Agreement.

Consistent with the provisions of Laws regarding discrimination (the “Discrimination Laws”), nothing in your waiver and release shall prohibit you from challenging the validity of the release under the Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or such state agency. However, your release and waiver does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other work- related discrimination. Further, nothing in this Agreement shall limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or the Company’s right to seek restitution or other legal remedies of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

8.
OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 7 is intended to release any Claim you may have against the Company alleging discrimination on the basis of age under the ADEA, OWBPA and other laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 7 does not cover rights or Claims under the ADEA that arise after the Acceptance Date.

The Company desires that you fully understand the provisions and effects of this Agreement. Consistent with the provisions of the OWBPA, you have a period of twenty-one (21) days from the date of delivery of this Agreement to you to consider and accept the provisions of this Agreement. You acknowledge and agree that any changes to this Agreement, whether material or immaterial, do not extend this period. You may revoke this Agreement within seven (7) business days after the Acceptance Date by sending an email to the Company’s Chief People Officer at

[EMAIL] with a copy to the Company’s Legal Department at [EMAIL] that specifically notifies the Company of your revocation of this Agreement under this Section.

9.
Consequences of Breach or Revocation. In addition to any other remedies set forth in this Agreement or otherwise available to the Company in law or equity, a breach by you of any of your obligations set forth in this Agreement shall entitle the Company to cease providing any Severance Pay or other portion of the Severance Package and to recover any Severance Pay or other portion of the Severance Package already provided to you. Notwithstanding any such breach, your release and waiver set forth in this Agreement will remain in full force and effect to the maximum extent permitted by law.

10.
Unemployment Benefits. You may seek unemployment benefits as a result of the termination of your employment from the Company. Decisions regarding unemployment eligibility, including whether the Severance Package affects the amount of eligibility, if any, are made by the applicable unemployment agency, not by the Company. The Company agrees to provide any necessary documents to enable you to seek such unemployment benefits promptly after a request in writing by an applicable state unemployment agency. Nothing in this Section shall be construed to require the Company to make, and the Company will not make, untruthful statements to an agency in connection with any claim for unemployment benefits.

11.
Governing Provisions.

(i)
Except as otherwise expressly provided in this Agreement and specifically your continuing obligations under the NDA, this Agreement, including the Exhibit B, supersedes any prior oral or written agreement and sets forth the entire agreement between you and the Company. No variations or modifications to this Agreement shall be valid unless reduced to writing and signed by the parties to this Agreement.

(ii)
The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, or if required by the laws of the state in which you reside, the laws of such state, without giving effect to conflict of law principles. Any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and venue for such actions shall lie exclusively in Massachusetts. To the fullest extent permitted by law, any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive the right to a trial before a civil jury.

(iii)
The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

(iv)
This Agreement shall inure to the benefit of the Company and any of its successors and assigns and shall be enforceable against your heirs, executors and assigns.

(v)
Except for the Company’s obligations set forth in Section 3 of this Agreement, which shall be the obligations solely of CarGurus, Inc., wherever the term the Company is used in this Agreement, it shall include CarGurus, Inc. and any and all entities corporately related to CarGurus, Inc. (including but not limited to any parents, divisions, affiliates and subsidiaries), and its and their respective partners, officers, directors, employees, agents, representatives, successors, predecessors, and assigns. The parties agree that all of such foregoing entities and persons are intended third party beneficiaries of this Agreement.

The Company advises you to consult with legal counsel for the purpose of reviewing the terms of this Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor any of its employees, agents or representatives has made any representations to you inconsistent with the provisions of this Agreement.

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To accept the terms of this Agreement, you must sign and return this Agreement to the Company’s Chief People Officer at [EMAIL] or by electronic signature and transmission (if made available by the Company) within the applicable period specified in Section 8.

Very truly yours, CARGURUS, INC.

By: /s/ Andrea Eldridge

Name: Andrea Eldridge Title: Chief People Officer

ACCEPTED AND AGREED:

/s/ Tom Caputo

Printed Name: Tom Caputo Acceptance Date: 5/31/2023

Exhibit A

The chart below shows the number of RSUs and shares subject to the NQSO under your outstanding equity awards that will accelerate and become vested as of the Separation Date, subject to the terms and conditions of the Agreement:

Grant Date	Type of Award	Original Vesting Date	Number of RSUs Scheduled to Vest on the Vesting Date
Feb-08-2022	RSU	Jul-01-2023	2,688
Feb-08-2022	RSU	Oct-01-2023	2,688
Feb-08-2022	RSU	Jan-01-2024	2,688
Feb-08-2022	RSU	Jul-01-2023	658
Feb-08-2022	RSU	Oct-01-2023	658
Feb-08-2022	RSU	Jan-01-2024	658
Feb-10-2021	RSU	Jul-01-2023	1,317
Feb-10-2021	RSU	Oct-01-2023	1,316
Feb-10-2021	RSU	Jan-01-2024	1,316
Feb-10-2021	NQSO	Jul-01-2023	1,369
Feb-10-2021	NQSO	Oct-01-2023	1,369
Feb-10-2021	NQSO	Jan-01-2024	1,369
Feb-12-2020	RSU	Jul-01-2023	2,772
Feb-12-2020	RSU	Oct-01-2023	2,773
Feb-12-2020	RSU	Jan-01-2024	2,773
Feb-12-2020	RSU	Jan-01-2024	41,588
TOTAL			63,893 RSUs 4,107 shares subject to the NQSO

Exhibit B

Notice of Immunity

Consistent with federal law, the Company hereby notifies you of the following provisions of the Defend Trade Secrets Act of 2016.

Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing—

(1)
IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—
(A)
is made –
(i)
in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
(ii)
solely for the purpose of reporting or investigating a suspected violation of law; or
(B)
is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)
USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A)
files any document containing the trade secret under seal; and
(B)
does not disclose the trade secret, except pursuant to court order.

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